Exhibit 2.2

AGREEMENT REGARDING ASSIGNMENT OF

BUSINESS ASSETS AND ASSUMPTION OF OBLIGATIONS

This Agreement Regarding Assignment of Business Assets and Assumption of Obligations (hereinafter this “Agreement”) is made and entered into by and between PXG CANADA INC., an Ontario corporation (hereinafter “PXG Canada”) and Canadian Recreation Products, Inc., a Quebec corporation (hereinafter “Buyer”). In this Agreement, PXG Canada and Buyer may be referred to collectively as the “Parties” or individually as a “Party”. Capitalized terms used herein and not defined herein shall have the meaning given thereto in the Stock Purchase Agreement (as defined below).

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WHEREAS, Phoenix Footwear Group, Inc. (“Phoenix Footwear”) designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel, including Royal Robbins branded outdoor sportswear and travel clothing (“Royal Robbins Products”) through its wholly-owned subsidiary, Royal Robbins, Inc. (“Royal Robbins”).

WHEREAS, PXG Canada, which is a wholly-owned subsidiary of Phoenix Footwear, purchases a variety of products from Phoenix Footwear, including Royal Robbins Products, and markets, distributes and sells them in Canada;

WHEREAS, Phoenix Footwear and Kellwood Company (“Kellwood”) have agreed that Kellwood will purchase all outstanding shares of stock of Royal Robbins pursuant to the terms and conditions of the Stock Purchase Agreement dated June 18, 2007 (the “Stock Purchase Agreement”) between Phoenix Footwear and Kellwood; and

WHEREAS, the Stock Purchase Agreement contemplates that concurrent with the closing of the transactions thereunder Buyer, which is a wholly-owned subsidiary of Kellwood, will purchase from PXG Canada all PXG assets (other than as provided below) that relate solely to the portion of PXG Canada’s business which is comprised only of the purchase, marketing, distribution and sale of Royal Robbins Products (the “Royal Robbins Canadian Business”) and the assumption by Buyer from PXG Canada of liabilities associated with that same business, all on the terms and conditions herein;

NOW, THEREFORE, in consideration of the premise set forth above and the mutual agreements, conditions, covenants, promises, representations, undertakings, and warranties contained herein.

1. Assignment of Transferred Assets.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment of the Purchase Price (as defined below) to PXG Canada by Buyer, PXG Canada shall transfer, assign and convey all of its right, title, interest, and responsibility in and to the all

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of PXG Canada’s assets, properties, rights and claims to the extent exclusively used in or arising from the Royal Robbins Canadian Business, excluding, however, the “Excluded Assets” (as defined below) (collectively, “Transferred Assets) to Buyer effective as of the closing of the transactions contemplated in the Stock Purchase Agreement (the “Transfer Date”). Without limiting the generality of the foregoing, the Transferred Assets shall include each of the following as they exist on the Transfer Date:

(i) All pending contracts and orders for purchase or sale of Royal Robbins Products with respect to the Royal Robbins Canadian Business (the “Assigned Pending Orders”), including but not limited to those orders set forth in the list of vendor orders and customer orders dated June 14, 2007 provided by Phoenix Footwear to Kellwood which are unfulfilled as of the Transfer Date;

(ii) All Royal Robbins Products (including all inventory, product samples and raw materials, if any) located at PXG Canada’s facilities or in-transit to or from PXG Canada’s facilities or held by PXG Canada’s contractors, third-party warehouses or on consignment, in all cases to the extent included in the Closing Date Working Capital set forth in the Final Closing Date Working Capital Schedule;

(iii) All accounts receivable arising exclusively from the sale of Royal Robbins Products with respect to the Royal Robbins Canadian Business to the extent included in the Closing Working Capital set forth in the Final Closing Date Working Capital Schedule;

(iv) All goodwill associated solely with the Royal Robbins Canadian Business;

(v) All books, data and information pertaining exclusively to the Royal Robbins Canadian Business, whether in electronic or written form, including, but not limited to, any and all books, accounting records, audit reports, ledgers, designs, drawings, files, customer lists, papers, records, and research;

(vi) All licenses, permits, and pending applications for such to conduct the Royal Robbins Canadian Business to the extent transferrable and assignable; and

(vii) The assets owned by PXG Canada and identified as such in the list of material assets provided by Phoenix Footwear to Kellwood in Section 3(n)(i) of the Disclosure Schedules to the Stock Purchase Agreement.

Buyer acknowledges that the Management Services Agreement dated January 1, 2006 between PXG Canada and Double J Fashion Group, Inc. (“Double J”) shall not be assigned by PXG Canada or assumed by Buyer under this Agreement.

(b) Buyer expressly acknowledges and agrees that the Transferred Assets do not include any of the following assets (the “Excluded Assets”):

(i) any assets of Phoenix Footwear or its other subsidiaries (other than Royal Robbins);

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(ii) any cash or cash equivalents investments (including stock, debt instruments, options and other instruments and securities), bank deposits, bank accounts, lock boxes and lock box receipts and all certificates of deposit and other bank deposits owned or held by Seller;

(iii) any claims or rights against Double J or any other third parties not expressly described in Sections 1(a)(i) through 1(a)(vii) above;

(iv) the minute books or stock records of Seller;

(v) any all prepaid income taxes, tax receivables or deferred income tax asset;

(vi) any insurance policies and workers compensation benefits and other rights (including indemnification, defense, counterclaim or setoff) and claims and recoveries under actual or potential litigation of Seller against third parties to the extent relating to events prior to the Transfer Date; and

(vii) any assets related to, involving or arising out of PXG Canada’s sale of non-Royal Robbins Products, including, but not limited to, H.S. Trask, Softwalk and Tommy Bahama branded products or any rights in or to the PXG Canada name (or any derivative thereof) or any intellectual property rights (other than owned by Royal Robbins).

(c) Buyer acknowledges and agrees that PXG Canada has not made any representations or extended any warranties whatsoever, express, implied or statutory, with respect thereto, including, without limitation, any implied warranties of title, enforceability or non-infringement and that Buyer shall have no recourse whatsoever with respect to such matters. However, the Parties agree that this acknowledgment does not in any way affect the representations and warranties made by Phoenix Footwear to Kellwood in the Stock Purchase Agreement with respect to such matters.

2. Assumption of Obligations and Liabilities; Deliveries on the Transfer Date.

(a) Subject to the terms and conditions of this Agreement, Buyer hereby acknowledges and agrees that as of the Transfer Date, Buyer shall assume and accept from and discharge, pay and perform in a timely manner on behalf of PXG Canada, only the following debts, liabilities, or responsibilities of PXG Canada and will continue to satisfy and, discharge the same in a timely manner in accordance with their respective terms (collectively the “Assumed Obligations”):

(i) The trade payables and accounts payable relating to the Royal Robbins Canadian Business to the extent set forth in the Final Working Capital Schedule (which shall include in the determination of the Closing Date Working Capital up to U.S. $750,000 of accounts payables to Phoenix Footwear, excluding, however, those payables owed to Phoenix Footwear for anything other than the purchase of Royal Robbins Products) (the “Assumed Payables”);

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(ii) Any past or future claims of PXG Canada’s customers relating to the Royal Robbins Canadian Business incurred by PXG Canada, including warranty claims; and

(iii) PXG Canada’s obligations of performance under the pending contracts and product orders for purchase or sale of Royal Robbins Products, including, but not limited to the Assigned Pending Orders.

(b) Except for the specific Assumed Obligations set forth in Section 2(a) above, Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of PXG Canada whether known or unknown, absolute or contingent, mature or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due. Without limiting the foregoing, except as expressly set forth in Section 2(a) above, the Buyer shall not assume, undertake or accept, and shall have no responsibility with respect to liabilities and obligations related to or arising from PXG Canada’s ownership of the Transferred Assets or conduct of the Royal Robbins Canadian Business prior to the Transfer Date, including the following as they exist as of the Transfer Date:

(i) For damage or injury (real or alleged) to a person, persons, or property arising from the ownership, possession or use of any Transferred Assets or any Royal Robbins Product shipped through the Transfer Date;

(ii) For violation of any law applicable to PXG Canada’s conduct of the Royal Robbins Canadian Business, including violations of environmental laws, labor laws, and infringement of intellectual property rights;

(iii) With respect to litigation, if any, pending or threatened on or prior to the Transfer Date, including matters disclosed to Buyer; and

(iv) All bank overdrafts.

Buyer shall pay to PXG Canada the Assumed Payables owed to Phoenix Footwear within forty-five (45) days of the Transfer Date.

3. Purchase Price; Allocation; Elections.

(a) The Purchase Price for the Transferred Assets shall be U.S. $3,500,000. The Buyer shall pay the Purchase Price in immediately available funds on the Transfer Date as more specifically provided in Section 4(c) below.

(b) The Purchase Price shall be allocated among the Transferred Assets in accordance with the book value thereof as of the Transfer Date and any excess to the customer list of the Royal Robbins Canadian Business. The Parties agree that they shall prepare and file their respective tax returns in accordance with such allocation.

(c) The Parties will jointly execute, and each of them will file at the time of the determination of the Final Closing Date Working Capital Schedule, an election under Section 22 of the Income Tax Act (Canada), as amended, with respect to the accounts receivables of the Royal Robbins Canadian Business included in the Transferred Assets, which shall be the book value thereof included in the Final Closing Date Working Capital Schedule.

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4. Deliveries on the Transfer Date. On the Transfer Date, the Parties shall make the following deliveries:

(a) PXG Canada shall execute and deliver to Buyer an executed Bill of Sale covering the Transferred Assets in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b) PXG Canada and Buyer shall execute and deliver to one another an Assignment and Assumption Agreement regarding the assignment of the Transferred Assets and the assumption of the Assumed Obligations in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”); and

(c) Buyer shall deliver to PXG Canada a wire transfer of immediately available funds in the amount of the Purchase Price to an account designated by PXG Canada to Buyer. The Purchase Price shall be payable in United States dollars.

5. Post-Transfer Date Covenants.

(a) Additional Transfer Documents. Each Party covenants and agrees that it shall cooperate with the other, take such further action, and execute and deliver such further documents, as may be reasonably requested by the other in order to carry out the terms and purposes of this Agreement.

(b) Maintenance of Books and Records. Each of Buyer (or its successor or assigns) and PXG Canada will preserve until at least the seventh anniversary of the Transfer Date all records possessed or to be possessed by it relating to any of the Transferred Assets, the Assumed Obligations or the Royal Robbins Canadian Business prior to the Transfer Date. After the Transfer Date, each of Buyer (or its successor or assign) and PXG Canada (or its successor and assigns) covenant and agree to provide the other with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the books and records of that Party, but, in each case, only to the extent relating to the Transferred Assets, the Assumed Obligations or the Royal Robbins Canadian Business prior to the Transfer Date. The other Party and its representatives will have the right to make copies of those books and records to the extent relating to the purpose for which such information is requested.

(c) The Parties shall, on the Closing Date, elect jointly under Subsection 167(1) of the Excise Tax Act (Canada), in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Transferred Assets hereunder, and the Buyer shall file such election with Revenue Canada Agency within the time set out in Subsection 167(1.1) of such Act. The Buyer will indemnify PXG Canada against any tax, interest or penalties arising from a determination that the conditions for filing the election pursuant to Subsection 167(1) of the Excise Tax Act (Canada) have not been satisfied for any reasons.

6. Bulk Sales Laws. The Parties hereby waive any required compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, without limitation, any applicable state or provincial tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.

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7. Entire Agreement. This Agreement, and when executed and delivered, the Bill of Sale and Assignment and Assumption Agreement, embodies the entire agreement and understanding between the Parties hereto relating to the subject matter hereof, and all prior or contemporaneous negotiations, agreements, and understandings, oral or written, are hereby revoked, cancelled, and rescinded, and are all merged herein and superseded hereby. The provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, only on the written agreement of both Parties to this Agreement.

8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be deemed effectively given (i) upon personal delivery to the Party notified, (ii) five (5) days after deposit with the post office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized air courier service such as DHL or Federal Express for next day delivery, or (iv) on the day of facsimile transmission, with confirmed transmission, to the facsimile number shown below (or to such other facsimile number as the Party to be notified may indicate by ten (10) days advance written notice to the other Party in the manner herein provided), provided that notice is also given under clauses (i), (ii) or (iii) above; in any such case addressed to the Party to be notified at the address indicated below for that Party, or at such other address as that Party may indicate by ten (10) days advance written notice to the other Party in the manner herein provided:

If to Buyer:	Canadian Recreation Products, Inc.
1224 Fern Ridge Parkway
St. Louis, MO 63141
Attn: President
Fax: (314) 576-8001

with a copy to:	Kellwood Company
600 Kellwood Parkway
Chesterfield, MO 63017
Attn.: General Counsel
Fax: (314) 576-3388

If to PXG Canada:	PXG Canada Inc.
5575 Royalmount Avenue
Mount Royal, Quebec H4P 1J3

with a copy to:	Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
Carlsbad, California 92008
Attn: James R. Riedman, President
Fax: (760) 602-9684

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Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9. Succession and Assignment. Upon written notice, this Agreement may be assigned by either Party without the other Party’s prior written consent; provided, however, that an assignment by either Party shall not constitute a novation and the assigning Party shall remain fully liable and responsible for all of its responsibilities and obligations under this Agreement following any such assignment. This Agreement and each of its provisions shall be binding on and inure to the benefit of the Parties hereto, their respective successors, and permitted assigns.

10. Construction. The terms of this Agreement have been negotiated by the Parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties agree that this Agreement and any amendments or exhibits hereto shall be construed without regard to any presumption or rule requiring construction against the Party causing such instrument or any portion thereof to be drafted, or in favor of the Party receiving a particular benefit under the Agreement. No rule of strict construction shall be applied against any Party.

11. Date and Delivery of Agreement; Termination. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereto intend that this Agreement shall be deemed effective, executed, and delivered for all purposes under this Agreement, and for the calculation of any statutory time periods as of the date of the closing of the transactions under the Stock Purchase Agreement, and that this Agreement shall terminate concurrently with the termination of the Stock Purchase Agreement.

12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until the execution and delivery between each of the Parties hereto of at least one set of counterparts. The Parties authorize each other to detach and combine original signature pages and consolidate them into a single identical original of this Agreement. Any one of such completely executed counterparts shall be sufficient proof of this Agreement. Facsimile and electronic signatures shall be deemed originals for purposes of this Agreement.

14. Waivers and Amendments. No waiver by any Party of any provision of this Agreement will be deemed a waiver of any other provision hereof or of any subsequent breach by any other Party of the same or any other provision. Any Party’s consent to, or approval of any act will not be deemed to render unnecessary the obtaining of that Party’s consent to or approval of any subsequent act by the Party seeking consent. Any amendment to this Agreement will be effective only upon the written consent of both parties.

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15. Governing Law. This Agreement will be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein, irrespective of choice-of-law principles.

16. Exclusive Remedies. Except for equitable remedies, including specific performance, the Parties agree that the exclusive remedy(ies) for any breach, violation or default under this Agreement shall be Kellwood’s rights and remedies against Phoenix Footwear under the Stock Purchase Agreement, and neither Kellwood nor Buyer shall have any other remedy conferred by law or conferred under any other documents (including this Agreement) between PXG Canada and Buyer shall be available to the Parties. The Parties further agree that Phoenix Footwear (as to PXG Canada only) and Kellwood (as to Buyer only) shall serve as agents and attorneys-in-fact for the Parties and shall act for and on behalf of PXG Canada and Buyer to make all decisions, determinations and agreements with respect to the terms and conditions of this Agreement (and any agreements or documents delivered in connection herewith) and the Stock Purchase Agreement, including, without limitation, to give and receive notices and communications on behalf of Parties as set forth in this Agreement, to enforce any rights or remedies under this Agreement or the Stock Purchase Agreement and to otherwise take all actions necessary or appropriate in their judgment for the accomplishment of the foregoing.

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IN WITNESS WHEREOF, each Party has signed this Agreement indicating its assent and agreement hereto, and also indicating the date of signing.

CANADIAN RECREATION PRODUCTS, INC.

By:	/s/ W. Lee Capps, III
Name:	W. Lee Capps, III
Title:	Senior Vice President Finance
Date:	June 18, 2007

PXG CANADA INC., an Ontario corporation

By:	/s/ James R. Riedman
Name:	James R. Riedman
Title:	Chairman and CEO
Date:	June 18, 2007

LIST OF SCHEDULES AND EXHIBITS

Exhibit A	-	Bill of Sale
Exhibit B	-	Assignment and Assumption Agreement

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